January 2008 Preliminary Terms No. 510 Registration Statement No. 333-131266 Dated January 30, 2008 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Equities
Trigger PLUS based on the iShares® MSCI EAFE Index Fund due February    , 2013
Trigger Performance Leveraged Upside SecuritiesSM
Trigger PLUS offer leveraged exposure to a wide variety of assets and asset classes including equities, commodities and currencies.  These investments allow investors to capture enhanced returns relative to the asset's actual positive performance.  Payment at maturity of the Trigger PLUS will be based upon the final average share price of the underlying shares and upon whether the share price of the underlying shares has declined to or below a specified trigger level at any time on any day during the observation period.  The Trigger PLUS are subject to a potential loss of principal at maturity and do not pay interest.
SUMMARY TERMS
Issuer:	Morgan Stanley
Maturity date:	February , 2013
Underlying shares:	Shares of the iShares® MSCI EAFE Index Fund
Aggregate principal amount:	$
Payment at maturity:	▪ If the final average share price is greater than the initial share price,
$1,000 + ($1,000 x leverage factor x share percent increase)
▪  If the final average share price is less than or equal to the initial share price but the share price has not decreased to or below the trigger level at any time on any day during the observation period,

$1,000
▪  If the final average share price is less than or equal to the initial share price and the share price has decreased to or below the trigger level at any time on any day during the observation period,

$1,000 x share performance factor
This amount will be less than or equal to the stated principal amount of $1,000, which may result in a loss of some or all of your investment.
Leverage factor:	145% to 155%. The actual leverage factor will be determined on the pricing date.
Share percent increase:	(final average share price – initial share price) / initial share price
Share performance factor:	(final average share price / initial share price)
Initial share price:	The closing price of one underlying share on the pricing date
Final average share price:	The arithmetic average of the closing price of one underlying share on each of the five valuation dates times the adjustment factor on such valuation date, as determined on the final valuation date
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the underlying shares
Valuation dates:	The last five trading days during the observation period on which there is no market disruption event. The final valuation date will be two business days prior to the maturity date.
Share price:	At any time on any day, the price of one underlying share at such time on such day times the adjustment factor
Trigger level:	75% of the initial share price
Observation period:
The period of regular trading hours on each trading day on which there is no market disruption event with respect to the underlying shares from and including the pricing date to and including the final valuation date

Stated principal amount:	$1,000 per Trigger PLUS
Issue price:	$1,000 per Trigger PLUS
Pricing date:	January , 2008
Original issue date:	February , 2008 (5 business days after the pricing date)
CUSIP:	6174463H0
Listing:	The Trigger PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Company
Per Trigger PLUS	$1,000	$	$
Total	$	$	$
(1)	For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for PLUS.
YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW, BEFORE YOU DECIDE TO INVEST.

Amendment No. 2 to Prospectus Supplement for PLUS dated October 24, 2007
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Trigger PLUS based on the iShares® MSCI EAFE Index Fund due February    , 2013
Trigger Performance Leveraged Upside SecuritiesSM

Investment Overview
Trigger Performance Leveraged Upside SecuritiesSM
The Trigger PLUS based on the iShares® MSCI EAFE Index Fund PLUS (the “Trigger PLUS”) can be used:
▪	As an alternative to direct exposure to the underlying shares that enhances returns for the positive performance of the underlying shares by taking advantage of the leverage factor
▪	To enhance returns and potentially outperform the underlying shares in a bullish scenario with uncapped appreciation potential
▪	To achieve similar levels of upside exposure to the underlying shares as a direct investment while using fewer dollars by taking advantage of the leverage factor
▪
To provide contingent protection against a loss of principal in the event of a decline in the price of the underlying shares but only if the share price of the underlying shares does not decline to or below the trigger level at any timeon any day during the five-year observation period

Maturity:	5 years
Leverage factor:	145% to 155% (to be determined on the pricing date)
Trigger level:	75% of the initial share price
Coupon:	None

iShares® MSCI EAFE Index Fund Overview

The iShares® MSCI EAFE Index Fund is an exchange-traded fund managed by iShares®, Inc., a registered investment company, which seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI EAFE Index®. The MSCI EAFE Index® is a stock index calculated, published and disseminated daily by Morgan Stanley Capital International Inc., a majority-owned subsidiary of Morgan Stanley, and is intended to provide performance benchmarks for the developed equity markets in Australia and New Zealand and those in Europe and Asia, which include Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Italy, Japan, the Netherlands, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom.

Information as of market close on January 29, 2008:

Bloomberg Ticker Symbol:	EFA
Current Share Price:	$71.91
52 Weeks Ago:	$73.46
52 Week Intraday High (on 10/31/07):	$86.50
52 Week Intraday Low (on 1/23/08):	$65.63

iShares MSCI EAFE Index Fund Historical Performance – Daily Closing Prices January 1, 2003 to January 29, 2008

January 2008	Page 2

Trigger PLUS based on the iShares® MSCI EAFE Index Fund due February    , 2013
Trigger Performance Leveraged Upside SecuritiesSM

Key Investment Rationale

The Trigger PLUS offer 145% to 155% leveraged upside on the positive performance of the underlying shares  and if the share price of the underlying shares does not decline to or below the trigger level at any timeon any day during the five-year observation period, you will receive at least your principal at maturity even if there is some decline in the final average share price from the initial share price.

Leverage Performance	The Trigger PLUS offer investors an opportunity to capture enhanced returns relative to a direct investment in the underlying shares.
Best Case Scenario
The final average share price is greater than the initial share price and, at maturity, the Trigger PLUS redeem for the stated principal amount of $1,000 plus a payment equal to $1,000 times 145% to 155% times the share percent increase, which is not subject to a maximum payment amount.

No Trigger Scenario
The final average share price is less than or equal to the initial share price but the share price of the underlying shares does not fall to or below the trigger level at any time on any day during the five-year observation period and, at maturity, the Trigger PLUS redeem for the stated principal amount of $1,000.

Worst Case Scenario
The final average share price is less than or equal to the initial share price and the share price of the underlying shares falls to or below the trigger level at any time on any day during the observation period and, at maturity, the Trigger PLUS redeem for less than the stated principal amount by an amount proportionate to the decline in the final average share price from the initial share price.

Summary of Selected Key Risks (see page 9)

▪	No guaranteed return of principal.

▪	No interest payments.

▪	The MSCI EAFE Index® is subject to currency exchange risk.

▪	There are risks associated with investments in securities indexed to the value of foreign equity securities.

▪	Investing in the Trigger PLUS is not equivalent to investing in the underlying shares.

▪	Adjustments to the underlying shares or to the MSCI EAFE Index® could adversely affect the Trigger PLUS.

▪	The underlying shares may not exactly track the MSCI EAFE Index®.

▪	The antidilution adjustments do not cover every event that could affect the underlying shares.

▪
The Trigger PLUS will not be listed, secondary trading may be limited, and the inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices and you could receive less, and possibly significantly less, than the stated principal amount per Trigger PLUS if you try to sell your Trigger PLUS prior to maturity.

▪
The market price of the Trigger PLUS will be influenced by many unpredictable factors, including the trading price and volatility of the underlying shares and the value, volatility and dividend yield of the MSCI EAFE Index®.

▪	The Trigger PLUS may pay less than the principal amount at maturity even if the closing share price on the final valuation date is higher than the initial share price.

▪	The U.S. federal income tax consequences of an investment in the Trigger PLUS are uncertain.

▪	Credit risk to Morgan Stanley.

January 2008	Page 3

Trigger PLUS based on the iShares® MSCI EAFE Index Fund due February    , 2013
Trigger Performance Leveraged Upside SecuritiesSM

Fact Sheet

The Trigger PLUS offered are senior unsecured obligations of Morgan Stanley, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the prospectus supplement for PLUS and the prospectus, as supplemented or modified by these preliminary terms.  At maturity, an investor will receive for each stated principal amount of Trigger PLUS that the investor holds, an amount in cash that may be greater than, equal to or less than the stated principal amount based upon (i) the final average share price of the underlying shares and (ii) whether the share price of the underlying shares has decreased to or below the trigger level at any time on any day during the observation period.  The Trigger PLUS are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.

Expected Key Dates
Pricing Date:	Original Issue Date (Settlement Date):	Maturity Date:
January , 2008	February , 2008 (5 business days after the pricing date)	February , 2013, subject to postponement due to a market disruption event

Key Terms
Issuer:	Morgan Stanley
Underlying shares:	Shares of the iShares® MSCI EAFE Index Fund
Aggregate principal amount:	$
Issue price:	$1,000 per Trigger PLUS
Stated principal amount:	$1,000 per Trigger PLUS
Denominations:	$1,000 per Trigger PLUS and integral multiples thereof
Interest:	None
Bull market or bear market PLUS:	Bull market PLUS
Payment at maturity:	▪ If the final average share price is greater than the initial share price,
$1,000 + ($1,000 x leverage factor x share percent increase)
▪  If the final average share price is less than or equal to the initial share price but the share price has not decreased to or below the trigger level at any time on any day during the observation period,

$1,000
▪  If the final average share price is less than or equal to the initial share price and the share price has decreased to or below the trigger level at any time on any day during the observation period,

$1,000 x share performance factor
This amount will be less than or equal to the stated principal amount of $1,000, which may result in a loss of some or all of your investment.
Leverage factor:	145% to 155%. The actual leverage factor will be determined on the pricing date.
Share percent increase:	(final average share price – initial share price) / initial share price
Share performance factor:	(final average share price / initial share price)
Initial share price:	The closing price of one share of the underlying shares on the pricing date
Final average share price:	The arithmetic average of the closing price of one underlying share on each of the five valuation dates times the adjustment factor on such valuation date, as determined on the final valuation date
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the underlying shares
Valuation dates:	The last five trading days during the observation period on which there is no market disruption event. The final valuation date will be two business days prior to the maturity date.
Trigger level:	75% of the initial share price
Observation period:
The period of regular trading hours on each trading day on which there is no market disruption event with respect to the underlying shares from and including the pricing date to and including the final valuation date

Postponement of maturity date:
If the scheduled final valuation date is not a trading day or if a market disruption event occurs on that day so that the final valuation date as postponed falls less than two scheduled trading days prior to the scheduled maturity date, the maturity date will be postponed until the second scheduled trading day following that final valuation date as postponed.

January 2008	Page 4

Trigger PLUS based on the iShares® MSCI EAFE Index Fund due February    , 2013
Trigger Performance Leveraged Upside SecuritiesSM

Share price:
At any time on any day, the price of one underlying share at such time on such day determined as follows times the adjustment factor:
(i)    if the underlying shares are listed or admitted to trading on a national securities exchange (other than The NASDAQ Stock Market LLC (“NASDAQ”)), the most recently reported sale price, regular way, at such time during the principal trading session on such day on the principal national securities exchange registered under the Securities Exchange Act of 1934, as amended, on which the underlying shares are listed or admitted to trading,
(ii)    if the underlying shares are securities of the NASDAQ, the most recently reported sale price, regular way, at such time during the principal trading session on such day quoted by the NASDAQ, or
(iii)   if the underlying shares are not listed or admitted to trading on any national securities exchange but are included in the OTC Bulletin Board Service (the “OTC Bulletin Board”) operated by the National Association of Securities Dealers, Inc., the most recently reported sale price at such time during the principal trading session on the OTC Bulletin Board on such day.

Risk factors:	Please see “Risk Factors” on page 9.

General Information
Listing:	The Trigger PLUS will not be listed on any securities exchange.
CUSIP:	6174463H0
Tax considerations:
Although the issuer believes that, under current law, the Trigger PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Trigger PLUS.

Assuming this characterization of the Trigger PLUS is respected and subject to the discussion in “United States Federal Taxation” in the accompanying prospectus supplement for PLUS, the following U.S. federal income tax consequences should result based on current law:

▪ A U.S. Holder should not be required to recognize taxable income over the term of the Trigger PLUS prior to maturity, other than pursuant to a sale or exchange.

▪  Upon sale, exchange or settlement of the Trigger PLUS at maturity, a U.S. Holder should generally recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Trigger PLUS.  Subject to the discussion below concerning the potential application of the “constructive ownership” rule under Section 1260 of the Internal Revenue Code of 1986, as amended, any capital gain or loss recognized upon sale, exchange or settlement of a Trigger PLUS should be long-term capital gain or loss if the U.S. Holder has held the Trigger PLUS for more than one year at such time.

As discussed in the accompanying prospectus supplement under “United States Federal Taxation ─ Tax Consequences to U.S. Holders ─ Tax Treatment of the PLUS ─ Possible Application of Section 1260 of the Code,” although the matter is not clear, there is a substantial risk that an investment in the Trigger PLUS will be treated as a “constructive ownership transaction.”  If this treatment applies, it is not clear to what extent any long-term capital gain of the U.S. Holder in respect of the Trigger PLUS will be recharacterized as ordinary income (which ordinary income would also be subject to an interest charge).  U.S. investors should consult their tax advisers regarding the potential application of the “constructive ownership” rule.

On December 7, 2007, Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Trigger PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by Non-U.S. Holders should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially

January 2008	Page 5

Trigger PLUS based on the iShares® MSCI EAFE Index Fund due February    , 2013
Trigger Performance Leveraged Upside SecuritiesSM

and adversely affect the tax consequences of an investment in the Trigger PLUS, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Trigger PLUS, including possible alternative treatments, the potential application of the constructive ownership regime and the issues presented by this notice.
Both U.S. and non-U.S. investors considering an investment in the Trigger PLUS should read the discussion under “Risk Factors ― Structure Specific Risk Factors” in these preliminary terms and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for PLUS and consult their tax advisers regarding the U.S. federal income tax consequences of investing in the Trigger PLUS as well as the notice described above and its potential implications for an investment in the Trigger PLUS.

Trustee:	The Bank of New York (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the Trigger PLUS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Trigger PLUS through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, will hedge our anticipated exposure in connection with the Trigger PLUS by taking positions in the underlying shares and in futures and options contracts on the underlying shares and the component stocks of the MSCI EAFE Index.  Such purchase activity could increase the price of the underlying shares, and therefore, the price that the final average share price must exceed for investors to receive at maturity a payment that is greater than the principal amount of the Trigger PLUS.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement for PLUS.

ERISA:	See “ERISA” in the prospectus supplement for PLUS.
Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This offering summary represents a summary of the terms and conditions of the Trigger PLUS.  We encourage you to read the accompanying prospectus supplement for PLUS and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

January 2008	Page 6

Trigger PLUS based on the iShares® MSCI EAFE Index Fund due February    , 2013
Trigger Performance Leveraged Upside SecuritiesSM

How Trigger PLUS Work
The following payment scenarios illustrate the potential returns on the Trigger PLUS at maturity.

Payment Scenario 1
The final average share price is greater than the initial share price, and you receive a full return of principal at maturity as well as 145% to 155% of the increase in the final average share price from the initial share price, which is not subject to a maximum payment amount.

Payment Scenario 2
The final average share price is less than or equal to the initial share price but the share price has not decreased to or below the trigger level at any time on any day during the observation period, and you receive a full return of principal at maturity.

Payment Scenario 3
The final average share price is less than or equal to the initial share price and the share price has declined to or below the trigger level at any time on any day during the observation period, and you receive a payment at maturity that is less than the stated principal amount of each Trigger PLUS by an amount proportionate to the decline in the final average share price from the initial share price.  This amount will be less than or equal to the stated principal amount of $1,000, which may result in a loss of some or all of your investment.

Payment at Maturity
At maturity, investors will receive for each $1,000 stated principal amount of Trigger PLUS that they hold an amount in cash based upon (i) the final average share price of the underlying shares and (ii) whether the share price of the underlying shares has decreased to or below the trigger level at any time on any day during the observation period, determined as follows:

If the final average share price is greater than the initial share price, investors will receive for each $1,000 stated principal amount of Trigger PLUS that they hold a payment at maturity equal to:

$1,000    +    ($1,000 x leverage factor of 145% to 155% x share percent increase)

where,

share percent increase	=	final average share price − initial share price
initial share price

If the final average share price is less than or equal to the initial share price, but the share price has not declined to or below the trigger level at any time on any day during the observation period, you will receive for each Trigger PLUS that you hold a payment at maturity equal to the $1,000 stated principal amount.

If the final average share price is less than or equal to the initial share price, and the share price has declined to or below the trigger level at any time on any day during the observation period, you will receive for each Trigger PLUS that you hold a payment at maturity that is less than the stated principal amount of each Trigger PLUS by an amount proportionate to the decline in the final average share price from the initial share price, which will be equal to:

$1,000    x    share performance factor
where,

share performance factor	=	final average share price
initial share price

Because the share performance factor will be less than or equal to 1.0, the payment at maturity will be less than or equal to the stated principal amount under this scenario.

Under no circumstances will the payment at maturity be less than zero.

January 2008	Page 7

Trigger PLUS based on the iShares® MSCI EAFE Index Fund due February    , 2013
Trigger Performance Leveraged Upside SecuritiesSM

Hypothetical Payments on the Trigger PLUS

The following examples illustrate the payment at maturity on the Trigger PLUS for a range of hypothetical final average share prices and hypothetical lowest share prices for the MSCI EAFE Index® during the observation period.

The hypothetical examples are based on the following hypothetical values:

Initial share price:	$70
Trigger level:	$52.50 (75% of the initial share price, representing a 25% decline)
Leverage factor:	150%

TABLE 1:  This table represents the hypothetical payment at maturity on a $1,000 investment in the Trigger PLUS when the final average share price is greater than the hypothetical initial share price of $70.  In this scenario, any decrease of the share price below the trigger level is irrelevant to the payment at maturity.

Hypothetical final average share price	Largest decline in the share price during observation period	Payment at maturity of Trigger PLUS
$77	-40.00%	$1,150
$84	-40.00%	$1,300
$91	-40.00%	$1,450

TABLE 2: This table represents the hypothetical payment at maturity on a $1,000 investment in the Trigger PLUS on the basis that the final average share price is less than or equal to the hypothetical initial share price of $70 but that the share price has not decreased to or below the hypothetical trigger level of $52.50 (a 25% decline in the share price) at any time on any day during the observation period.

Hypothetical final average share price	Largest decline in the share price during observation period	Payment at maturity of Trigger PLUS
$68	-10.00%	$1,000
$65	-15.00%	$1,000
$60	-17.50%	$1,000
$55	-20.00%	$1,000

TABLE 3:  This table represents the hypothetical payment at maturity on a $1,000 investment in the Trigger PLUS on the basis that the final average share price is less than or equal to the hypothetical initial share price of $70 and that the share price has decreased to or below the hypothetical trigger level of $52.50 (a 25% decline in the share price) at any time on any day during the observation period.

Hypothetical final average share price	Largest decline in the share price during observation period	Payment at maturity of Trigger PLUS
$63	-25.00%	$900
$56	-35.00%	$800
$49	-30.00%	$700
$35	-55.00%	$500

Because the price of the underlying shares may be subject to significant fluctuation during the observation period, it is not possible to present a chart or table illustrating the complete range of possible payouts at maturity.  The examples of the hypothetical payout calculations above are intended to illustrate how the amount payable to you at maturity will depend both on (i) whether the final average share price of the underlying shares is greater than or less than or equal to the initial share price and (ii) whether the share price has or has not decreased to or below the trigger level at any time on any day during the observation period.

January 2008	Page 8

Trigger PLUS based on the iShares® MSCI EAFE Index Fund due February    , 2013
Trigger Performance Leveraged Upside SecuritiesSM

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the Trigger PLUS.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” beginning on page S-18 of the prospectus supplement for PLUS.  We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Trigger PLUS.

Structure Specific Risk Factors

▪
Trigger PLUS do not pay interest nor guarantee return of principal. The terms of the Trigger PLUS differ from those of ordinary debt securities in that the Trigger PLUS do not pay interest nor guarantee payment of the principal amount at maturity.  If the final average share price is less than the initial share price, and the share price has declined to or below the trigger level at any time on any day during the observation period, you will receive for each Trigger PLUS that you hold a payment at maturity that is less than the stated principal amount of each Trigger PLUS by an amount proportionate to the decline in the final average share price from the initial share price.

▪
Market price influenced by many unpredictable factors. Several factors will influence the value of the Trigger PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Trigger PLUS in the secondary market, including: the trading price and volatility of the underlying shares, whether the share price of the underlying shares has declined to or below the trigger level, the value, volatility and dividend yield of the MSCI EAFE Index, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and creditworthiness of the issuer.

▪
The price of the underlying shares is subject to currency exchange risk.  Because the price of the underlying shares is related to the U.S. dollar value of stocks underlying the MSCI EAFE Index, holders of the Trigger PLUS will be exposed to currency exchange rate risk with respect to each of the currencies in which such component securities trade.  An investor’s net exposure will depend on the extent to which the currencies of the component countries strengthen or weaken against the U.S. dollar and the relative weight of each currency.  If, taking into account such weighting, the dollar strengthens against the currencies of the component securities represented in the MSCI EAFE Index, the price of the underlying shares will be adversely affected and the payment at maturity on the Trigger PLUS may be reduced.

Of particular importance to potential currency exchange risk are:

•	existing and expected rates of inflation;

•	existing and expected interest rate levels;

•	the balance of payments; and

•	the extent of governmental surpluses or deficits in the component countries and the United States of America.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various component countries and the United States and other countries important to international trade and finance.

▪
There are risks associated with investments in securities linked to the value of foreign equity securities.  The stocks included in the MSCI EAFE Index and that are generally tracked by the underlying shares have been issued by companies in various foreign countries.  Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries.  Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.  The prices of securities in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.  Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.  Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

January 2008	Page 9

Trigger PLUS based on the iShares® MSCI EAFE Index Fund due February    , 2013
Trigger Performance Leveraged Upside SecuritiesSM

▪
Adjustments to the underlying shares or to the MSCI EAFE Index could adversely affect the value of the Trigger PLUS.  Barclays Global Fund Advisors, which we refer to as BGFA, is the investment adviser to the iShares® MSCI EAFE Index Fund, which seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI EAFE Index.  Morgan Stanley Capital International Inc. (“MSCI”) is responsible for calculating and maintaining the MSCI EAFE Index.  MSCI can add, delete or substitute the stocks underlying the MSCI EAFE Index or make other methodological changes that could change the value of the MSCI EAFE Index.  Pursuant to its investment strategy or otherwise, BGFA may add, delete or substitute the stocks composing the iShares® MSCI EAFE Index Fund.  Any of these actions could adversely affect the price of the underlying shares and, consequently, the value of the Trigger PLUS.

▪
The Trigger PLUS may pay less than the principal amount at maturity even if the closing share price on the final valuation date is higher than the initial share price.  You will receive a payment at maturity that is greater than the stated principal amount of the Trigger PLUS only if the arithmetic average of the closing share prices on each of the five valuation dates is greater than the initial share price.  A closing share price which is higher than the initial share price on any one valuation date may be partially or entirely offset by a closing share price which is lower than the initial share price on any other valuation date. Consequently, it is possible that investors will receive at maturity an amount less than the stated principal amount for each Trigger PLUS they hold, even if the price of the underlying shares has increased substantially on the final valuation date.

▪
Not equivalent to investing in the underlying shares. Investing in the Trigger PLUS is not equivalent to investing in the underlying shares or the MSCI EAFE Index.  Investors in the Trigger PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying shares or the stocks that constitute the MSCI EAFE Index.

▪
The underlying shares and the MSCI EAFE Index are different. The performance of the underlying shares may not exactly replicate the performance of the MSCI EAFE Index because the iShares® MSCI EAFE Index Fund will reflect transaction costs and fees that are not included in the calculation of the MSCI EAFE Index.  It is also possible that the iShares® MSCI EAFE Index Fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the MSCI EAFE Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in this fund, differences in trading hours between the iShares® MSCI EAFE Index Fund and the MSCI EAFE Index or due to other circumstances.  BGFA may invest up to 10% of the iShares® MSCI EAFE Index Fund’s assets in shares of other iShares® funds that seek to track the performance of equity securities of constituent countries of the MSCI EAFE Index.

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The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the underlying shares.  MS & Co., as calculation agent, will adjust the amount payable at maturity for certain events affecting the underlying shares.  However, the calculation agent will not make an adjustment for every event that could affect the underlying shares.  If an event occurs that does not require the calculation agent to adjust the amount payable at maturity, the market price of the Trigger PLUS may be materially and adversely affected.

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The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase Trigger PLUS in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the Trigger PLUS, as well as the projected profit included in the cost of hedging the issuer’s obligations under the Trigger PLUS.  In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

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The U.S. federal income tax consequences of an investment in the Trigger PLUS are uncertain.  Please read the discussion under “Fact Sheet ― General Information ― Tax Considerations” in these preliminary terms and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for PLUS (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of investing in the Trigger PLUS.  As discussed in the Tax Disclosure Sections, there is a substantial risk that, even if the treatment of a Trigger PLUS as an “open transaction” is respected, the “constructive ownership” rule could apply, in which case all or a portion of any long-term capital gain recognized by a U.S. Holder might be recharacterized as ordinary income

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(which ordinary income would also be subject to an interest charge).  Alternatively, the Internal Revenue Service (the “IRS”) might succeed in challenging the treatment of a Trigger PLUS as an “open transaction,” in which case the timing and character of income on the Trigger PLUS might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, under one characterization, U.S. Holders could be required to accrue original issue discount on the Trigger PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Trigger PLUS as ordinary income.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the Trigger PLUS, and the IRS or a court may not agree with the tax treatment of a Trigger PLUS described in these preliminary terms and the accompanying prospectus supplement.  On December 7, 2007, Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Trigger PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by Non-U.S. Holders should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Trigger PLUS, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Trigger PLUS, including possible alternative treatments, the potential application of the constructive ownership regime and the issues presented by this notice.

Other Risk Factors

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Secondary trading may be limited.  The Trigger PLUS will not be listed on any securities exchange and secondary trading may be limited, and the inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices and you could receive less, and possibly significantly less, than the stated principal amount per Trigger PLUS if you try to sell your Trigger PLUS prior to maturity.

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Potential adverse economic interest of the calculation agent. The hedging or trading activities of the issuer’s affiliates on or prior to the pricing date and prior to maturity could adversely affect the price of the underlying shares and, as a result, could decrease the amount an investor may receive on the Trigger PLUS at maturity.  Any of these hedging or trading activities on or prior to the pricing date could potentially affect the initial share price and, therefore, could increase the price that the final average share price must exceed for investors to receive a payment at maturity that is greater than the issue price of the Trigger PLUS.  Additionally, such hedging or trading activities during the term of the Trigger PLUS, including during the observation period and on the valuation dates, could potentially affect whether the share price of the underlying shares on any trading day during the observation period, including on the final valuation date, decreases to or below the trigger level and, therefore, whether or not an investor will receive less than the principal amount of the Trigger PLUS at maturity, as well as the final average share price and, accordingly, the amount of cash an investor will receive at maturity.

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Information about the Underlying Shares

The iShares® MSCI EAFE Index Fund
The iShares® MSCI EAFE Index Fund is an exchange-traded fund managed by iShares®, Inc. (“iShares”), a registered investment company.  iShares consists of numerous separate investment portfolios, including the iShares® MSCI EAFE Index Fund.   This fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI EAFE Index®.  Information provided to or filed with the Commission by iShares pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 033-97598 and 811-09102, respectively, through the Commission’s website at http://www.sec.gov.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  We make no representation or warranty as to the accuracy or completeness of such information.

These preliminary terms relate only to the Trigger PLUS offered hereby and does not relate to the underlying shares.  We have derived all disclosures contained in these preliminary terms regarding iShares from the publicly available documents described in the preceding paragraph.  In connection with the offering of the Trigger PLUS, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to iShares.  Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding iShares is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the underlying shares (and therefore the price of the underlying shares at the time we priced the Trigger PLUS) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning iShares could affect the value received at maturity with respect to the Trigger PLUS and therefore the trading prices of the Trigger PLUS.

Neither we nor any of our affiliates makes any representation to you as to the performance of the underlying shares.

We and/or our affiliates may presently or from time to time engage in business with iShares.  In the course of such business, we and/or our affiliates may acquire non-public information with respect to iShares, and neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, one or more of our affiliates may publish research reports with respect to the underlying shares.  The statements in the preceding two sentences are not intended to affect the rights of investors in the Trigger PLUS under the securities laws.  As a prospective purchaser of the Trigger PLUS, you should undertake an independent investigation of iShares as in your judgment is appropriate to make an informed decision with respect to an investment in the underlying shares.

iShares® is a registered mark of Barclays Global Investors, N.A. (“BGI”).    The Trigger PLUS are not sponsored, endorsed, sold, or promoted by BGI.  BGI makes no representations or warranties to the owners of the Trigger PLUS or any member of the public regarding the advisability of investing in the Trigger PLUS.  BGI has no obligation or liability in connection with the operation, marketing, trading or sale of the Trigger PLUS.

The MSCI EAFE Index®
The MSCI EAFE Index is calculated, published and disseminated daily by Morgan Stanley Capital International Inc., or MSCI®, a majority-owned subsidiary of Morgan Stanley, and comprises the equity securities underlying the MSCI indices of 21 selected countries in Europe and Asia, as well as Australia and New Zealand.  See “Annex A—Underlying Indices and Underlying Index Publishers Information—The MSCI EAFE Index®” in the accompanying prospectus supplement for PLUS.

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Historical Information

The following table presents the published high, low and end-of-quarter closing prices of the underlying shares for each quarter in the period from January 1, 2003 through January 29, 2008.  The closing share price on January 29, 2008 was $71.91.  The issuer obtained the closing share prices and other information below from Bloomberg Financial Markets, without independent verification.  You should not take the historical closing share prices as an indication of future performance.

iShares® MSCI EAFE Index Fund	High	Low	Period End
2003
First Quarter	34.15	28.81	30.20
Second Quarter	37.77	30.67	36.10
Third Quarter	40.38	36.07	39.00
Fourth Quarter	45.59	40.22	45.59
2004
First Quarter	48.10	45.12	47.20
Second Quarter	48.10	43.38	47.67
Third Quarter	47.40	44.47	47.13
Fourth Quarter	53.42	47.13	53.42
2005
First Quarter	55.25	51.26	52.96
Second Quarter	53.83	51.28	52.39
Third Quarter	58.48	51.95	58.10
Fourth Quarter	60.94	54.72	59.43
2006
First Quarter	65.38	60.33	64.92
Second Quarter	70.58	59.46	65.39
Third Quarter	68.36	61.70	67.75
Fourth Quarter	74.33	67.94	73.22
2007
First Quarter	76.72	70.90	76.26
Second Quarter	81.78	76.50	80.77
Third Quarter	83.62	73.94	82.59
Fourth Quarter	86.10	78.24	78.50
2008
First Quarter (through January 29, 2008)	78.35	69.30	71.91

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